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Exhibit 99.2

         News Release

Media Contacts:
Mary Amundsen— 816-467-3652
Media Relations— 816-467-3000

Investor Contact:
Ellen Fairchild— 816-527-1409

AQUILA PRICES $500 MILLION SENIOR NOTES OFFERING AS PART OF ITS STRATEGIC AND FINANCIAL REPOSITIONING

        KANSAS CITY, MO, June 28, 2002—Aquila, Inc. (NYSE: ILA) announced today it has priced $500 million of senior unsecured notes due July 1, 2012, at a coupon of 10.875 percent in a private placement with Qualified Institutional Buyers.

        Combined with the pricing of Aquila's common stock offering yesterday, this offering secures Aquila's capital market needs for 2002 including refinancing all 2002 debt maturities. It also increases Aquila's liquidity position while strengthening the company's credit profile.

        Based in Kansas City, Missouri, Aquila operates electricity and natural gas distribution networks serving more than six million customers in seven states and in Canada, the United Kingdom, New Zealand and Australia. The company also owns, operates and contractually controls power generation, natural gas and coal processing assets. At March 31, 2002, Aquila had total assets of $12.3 billion. More information is available at www.aquila.com.

The senior notes were offered only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The senior notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release does not constitute an offer to sell or the solicitation of an offer to buy the senior notes.

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  Exhibit 99.2